Exhibit 4.1

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

AND CONSENT AGREEMENT

This First Amendment and Consent Agreement dated as of December 2, 2005 (the "First Amendment"), to that certain Credit and Security Agreement made as of the 31st day of December 2004 by and among IIG CAPITAL, LLC, a New York limited liability company, as agent for IIG TRADE OPPORTUNITIES FUND NV (the “Lender”), and INTERNET BILLING COMPANY, LLC, a Georgia limited liability company (“iBill” or “Borrower”) and consented to by MEDIA BILLING COMPANY, LLC, a New York limited liability company (“Media Billing”), and PHSL WORLDWIDE, INC., a Florida corporation (“PHSL” and with Media Billing, the “Initial Guarantors”), and by INTERACTIVE BRAND DEVELOPMENT, INC., a Delaware corporation (“IBD”), and XTV INVESTMENTS LLC, a Delaware limited liability company (“XTV” and together with IBD, Media Billing and PHSL, individually, a “Guarantor” and collectively, the “Guarantors”).

RECITALS

Borrower and Lender are parties to a Credit and Security Agreement, dated December 31, 2004 (the “Initial Credit Agreement”). Borrower has requested that the Maximum Advance Commitment established by and maintained under the Initial Credit Agreement be increased, that the Termination Date of the Initial Credit Agreement be extended, that Lender forbear enforcing its remedies with respect to certain defaults under the Initial Credit Agreement and that certain other changes be made to the Initial Credit Agreement, and Lender has agreed to such increase, extension, forbearance and changes, all upon the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual covenants and agreements contained in this First Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantors and Lender hereby agree as follows:

1.

Defined Terms. Capitalized terms used but not defined in this First Amendment (including, without limitation, in the recital clauses of this First Amendment) shall have the respective meanings assigned to those terms in the Initial Credit Agreement.

2.

Amendments to Initial Credit Agreement. As of the Amendment Effective Date (as defined below), the Agreement is hereby amended as follows:

(a)

The term “Agreement,” as defined in the first paragraph of the Initial Credit Agreement and as used therein, shall mean “this Credit and Security Agreement, as amended and modified by the First Amendment and as same may be further amended, modified or supplemented or restated from time to time.”

(b)

The following new definitions are added in their alphabetical position in Section 1(a) of the Agreement:

“Amended and Restated Note” shall mean the Amended and Restated Note dated the date of the First Amendment executed by Borrower in favor of Lender.

“Eligible Accounts Receivable” shall mean the net outstanding balance of accounts receivable (after reserves normally allocated by the Borrower on its books and records, and any other liabilities corresponding or relating to account receivable) solely for fees due from Credit Card Clearing Companies and other account debtors acceptable to the Lender in its sole discretion, arising out of services made or performed in the ordinary course of the Borrower’s business, and which the Lender, in its sole judgment and based on such considerations as the Lender may from time to time in its sole discretion deem appropriate, shall consider to be an Eligible Account Receivable; provided that, without limiting the generality of the foregoing, (a) no account receivable shall be considered to be an Eligible Account Receivable unless: (i) the account receivable is free and clear of all Liens other than Liens in favor of the Lender pursuant to the Loan Documents, (ii) the account receivable is a valid, legally binding and enforceable obligation of the account debtor, (iii) the account receivable is an "account" (as such term is defined in Section 9-102(a)(2)(i) of the Uniform Commercial Code of the State of New York), (iv) the account debtor is not a Governmental Authority, (v) the Lender has a perfected, first priority Lien on and security interest in such account receivable, and (vi) the Lender, in its discretion, does not deem the account debtor unsatisfactory because of such debtor's inability to repay amounts owing under its accounts receivable, and (b) no account receivable shall be an Eligible Account Receivable (i) if more than 90 days have elapsed from the original billing date, (ii) if an account debtor is disputing liability or is making any claim with respect to any other account receivable due from such account debtor, (iii) if the account debtor has filed or has filed against it a petition or other application for relief under the United States Bankruptcy Code, as now constituted or as hereafter amended (or similar action under any successor law), made a general assignment for the benefit or creditors, failed, suspended business operations, become insolvent, called a meeting of creditors, or had or suffered a account receiver or a trustee to be appointed for all or a significant portion of its assets or affairs, (iv) if the account receivable is denominated in other than Dollars or is payable outside the United States, (v) if the account receivable is subject to any claim, defense, credit, allowance or set-off by the account debtor, or (vi) if the sale represented by the receivable is on a bill-and-hold, sale on approval or consignment basis. Under no circumstances shall the amount of any reserve held, imposed or maintained by any Credit Card Clearing Company or any other Person be considered to be an Eligible Account Receivable for purposes of this Agreement. The Lender's determination of whether an account is an Eligible Account Receivable, may include, without limitation, a review of cross-agings, customer concentrations and dilution.

“First Amendment” shall mean the First Amendment to Credit and Security Agreement and Consent Agreement, dated as of December 2, 2005, by and among Lender and Borrower, and consented to by Media Billing, PHSL, XTV and IBD.

“Pledge Agreements” shall mean the Pledge Agreements by PHSL (previously executed and delivered to Lender) and by IBD, XTV and Media Billing, each being entered into contemporaneously with the First Amendment, all in favor or Lender, as the same has been, are being and may be amended, modified, supplemented or restated from time to time.

“PMG” shall mean Penthouse Media Group, Inc. (formerly General Media, Inc.), a Florida corporation.

“PMG Shares” shall mean the 347,138 shares of Class B non-voting stock of PMG owned by IBD.

“Prime Rate” shall mean the prime rate as indicated by the closing level on Bloomberg page BTMM for the previous day.

“Security Agreement” shall mean the Security Agreement executed contemporaneously with the First Amendment by IBD in favor of Lender, as the same may be amended, modified, supplemented or restated from time to time.

“Validity Guaranties” shall mean the Validity Guaranties executed and delivered contemporaneously with the First Amendment by Gary Spaniak, Jr. and Steve Markley, as the same may be amended, modified, supplemented or restated from time to time.

“XTV” shall mean XTV Investments LLC, a Delaware limited liability company and a wholly-owned subsidiary of IBD.

(c)

The definition of “Borrowing Base” in Section 1(a) of the Agreement is hereby amended and restated to read as follows:

“Borrowing Base” shall mean an amount equal to the sum of: (a) up to 80% of Eligible Accounts Receivable, plus (b) up to 50% of the portion of the amount being held in reserve (pending distribution to the Borrower) by a Credit Card Clearing Company that relates to the Borrower’s fee (exclusive of the portion thereof payable by the Borrower to its merchant customer) for credit card processing services to the Borrower’s internet merchant customers (and excluding, in any event, any portion of such reserves that the Credit Card Clearing Company has charged against the Borrower’s account or has advised Borrower that such Credit Card Clearing Company disputes or does not intend to remit to Borrower and any portion of such reserve withheld by the Credit Card Clearing Company for more than ten (10) months after the establishment of the reserve). The Borrower may at any time and from time to time propose to the Lender that securities be added to the Collateral and that all or a portion of the value of those securities be a part of the Borrowing Base. In such event, the Lender, in its sole discretion, may determine whether to include those securities as part of the Borrowing Base, if so, the conditions precedent to such inclusion (including that the Lender shall have a first priority, perfected security interest in and to such securities collateral, free and clear of all other Liens), the value, or criteria for determining the value to be assigned thereto, and all other matters with respect thereto. The Lender may impose such reserves (whether expressed as an amount, or as a reduction in the foregoing percentages, or otherwise) with regard to the foregoing as the Lender may deem appropriate from time to time.

(d)

The definition of “Guarantees” in Section 1(a) of the Agreement is hereby amended and restated to read as follows:

“Guarantees” shall mean the Guarantees of PHSL and Media Billing entered into on December 31, 2004, the Guaranty of IBD entered into on June 10, 2005 (as amended and restated by an Amended and Restated Guaranty being entered into contemporaneously with the First Amendment) and the Guarantee of XTV being entered into contemporaneously with the First Amendment (in each case, as same may be amended, modified, supplemented or restated from time to time).”

(e)

The definition of “Guarantors” in Section 1(a) of the Agreement is hereby amended and restated to read as follows:

“Guarantors” shall mean IBD, PHSL, XTV and Media Billing.

(f)

The definition of “Loan Documents” in Section 1(a) of the Agreement is hereby amended and restated to read as follows:

“Loan Documents” shall mean the Agreement, the Amended and Restated Note in favor of Lender being executed contemporaneously herewith, the Security Agreement and each Pledge Agreement that may now or hereafter be entered into by Borrower or any Guarantor (and all future guarantors) in favor of Lender or its Affiliates, the Guarantees (and all future guarantees of the obligations of the Borrower under the Agreement), the Validity Guaranties (and all future validity guaranties that may be entered into that are similar to the Validity Guaranties), the Collateral Assignment of Rights Agreement and all reports, statements, certificates, schedules and other documents or instruments executed and delivered pursuant to or in connection with any of the foregoing, as each may be from time to time amended, modified, supplemented or restated.

(g)

The definition of “Maximum Advance Commitment” in Section 1(a) of the Agreement is hereby amended by deleting the amount “$2,100,000” therein and by inserting in its place “$6,000,000; provided, however, that the Maximum Advance Commitment shall be $5,000,000 until such time as the Maximum Amount of “Senior Debt” permitted under that certain Security Agreement, dated as of September 29, 2004 by and among IBD, Media Billing, Borrower, Ezzat Jallad, as Collateral Agent acting on behalf of the Secured Parties signatory thereto, and the Secured Parties signatory thereto is increased to $10,000,000 or such Security Agreement is termintated”.

(h)

The definition of “Termination Date” in Section 1(a) of the Agreement is hereby amended by deleting the date “March 31, 2005” therein and by inserting the date “June 30, 2006” in its place.

(i)

Section 2(c) of the Agreement is hereby amended by adding “(i)” in front of the text of the section and by adding a new subsection (ii) to section 2(c) as follows:

“(ii)

With respect to the increase in the Maximum Advance Commitment, as set forth in the First Amendment, no borrowings from such increased amount shall be allowed beyond an aggregate of $750,000 unless and until all credit card processor service agreements described in Section 6(m) of this Agreement, in form and substance reasonably satisfactory to Lender, have been obtained by Borrower and delivered to Lender.”

(j)

Section 2(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(f) Interest Rates and Interest Payment Dates.

Loans shall bear interest on the outstanding principal balance for the period from and including the date thereof through and including the date of the First Amendment at the rate of 12% per annum and thereafter until maturity at a rate per annum equal to 6.75% plus the Prime Rate (the “Interest Rate”); provided, however, that the interest rate shall at no time be less than 12% per annum. If all or a portion of the principal amount of any of the Loans made hereunder shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue principal amount shall bear interest from the date of non-payment until paid in full at a rate equal to the applicable Interest Rate plus 3.0% per annum. Interest on Loans shall be payable in arrears on the first day of each month and at maturity (whether at stated maturity, by acceleration or otherwise).

(k)

Section 6 of the Agreement is hereby amended to add the following subsection (m) to the end of such Section as follows:

“(m)

Payments into Lock Box.

On or prior to date of the First Amendment, Borrower shall have obtained from each processor (and will promptly upon retention obtain from any future processor) of credit card, online check and telephone billing charges (“Service Providers”) with which it does business, an agreement, acceptable to Lender, to pay all amounts owed by such Service Providers to Borrower into the lock box established pursuant to Section

3(e) of the Agreement in substantially the form annexed to the First Amendment as Exhibit “A,” and Borrower shall execute and deliver all agreements and other documents necessary or appropriate to effectuate such arrangements; provided, however, that Borrower may obtain such agreements from Symmetrex (GK Bill), Discover and ECB/Inteca on or prior to December 7, 2005 and from First Data Merchant Services on or prior to January 15, 2006. Borrower will immediately deposit into the lockbox bank established for the benefit of the Lender, all payments received by it with respect to any amounts released from reserves held by FDMS (and all other Service Providers). Furthermore, as of the date of the First Amendment, Borrower shall imprint on all invoices a notice to its Account debtors (other than Accounts remitted to processors with which Lender obtains agreements), acceptable to Lender to remit all Accounts directly into said lock box.”

(l)

Section 6 is hereby amended to add the following clause (m) at the end of such section as follows:

“(m)

Settlement of Castlerigg Litigation.

IBD shall deliver to Lender, no later than December 7, 2005, (i) a copy of a fully signed Settlement Agreement between, among others, CMI II, LLC, IBD, Media Billing and Borrower on substantially the same terms and conditions as contained in the draft thereof provided to Lender on November 22, 2005 and a Dismissal with Prejudice in favor of all defendants, including third party defendants, reasonably satisfactory to Lender, commenced by CMI, LLC on its own behalf and as Collateral Agent under a Security Agreement dated as of September 29, 2004 against IBD, Media Billing, Lender and the other defendants of that certain action (Index No. 05/600589) filed in the Supreme Court of the State of New York in the County of New York subject only to the receipt by CMI of $1,000,000 and (ii) commitments reasonably acceptable to Lender from unaffiliated third parties to finance the installments presently scheduled to be paid by IBD by December 31, 2005 and March 31, 2006 under such Settlement Agreement.”

(m)

Clause (g) of Section 8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(g)

Cross Default

 (i)

Borrower shall fail to pay or otherwise be in default under, or if any event shall occur, if the effect of such failure, default or event (x) is to accelerate, or to permit the acceleration of, the maturity of, or (y) is to enable to be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof, any indebtedness, capitalized leases or guarantees or Liens in excess of $500,000 in the aggregate (including in such amount, interest, fees, charges or premiums thereon), including, without limitation, amounts due to webmasters; or (ii) Borrower or any Guarantor shall breach the terms of any other Loan Document beyond any cure period provided in such Loan Document;”

(n)

Clause (j) of Section 8 of the Agreement is hereby amended by deleting the word “PHSL” from the clause and replacing it with the word “IBD”.

(o)

Clause (l) of Section 8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(l)

Failure of IBD to Register Stock Pledged by PHSL.

 (i)

IBD shall fail to file, on or before May 15, 2006 (or if the Securities and Exchange Commission shall not, on or before June 15, 2006, subject to reasonable delays in causing effectiveness as long as IBD is diligently responding to Securities and Exchange Commission comments, but no later than July 31, 2006, declare effective), a registration statement on Form SB-2, or other acceptable form of registration statement, to inter alia register under the Securities Act of 1933, as amended, for resale all of the shares of IBD Common Stock, $0.001 par value per share (the “IBD Subject Shares”), underlying the shares of IBD Series D Convertible Preferred Stock delivered by PHSL to Lender pursuant to the Pledge Agreement of PHSL, or the prospectus contained in which registration statement shall fail to cover the resale of the IBD Subject Shares by Lender or any assignee of Lender; or

 (ii) the failure of IBD to provide a reasonable and customary registration rights agreement to any purchasers of Series D Convertible Preferred Stock or IBD Subject Shares from Lender, which registration rights agreement shall provide such purchasers with two demand registration rights and unlimited piggy back registration rights and which would provide for the registration statement to be filed pursuant thereto to remain current and effective until the IBD Subject Shares become eligible for sale by the holder thereof pursuant to paragraph (k) of Rule 144 promulgated by the Securities and Exchange Commission;”

(p)

Section 8 of the Agreement is hereby amended to add the following subsections (m) and (n) at the end of such section:

“(m)

Validity Guaranty.

The failure of any person assuming the role of the Borrower’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or any similar position with the Borrower to execute a validity guaranty in favor of Lender, in form and substance similar to the Validity Guaranties and otherwise reasonably satisfactory to Lender in all respects, within five (5) business days of assuming such position with the Company; and

(n)

Failure of IBD to Deliver PMG Shares.

IBD shall (i) on or before December 31, 2005, deliver to Lender at least 43,333 of the PMG Shares in which Lender shall have a first priority security interest, except with respect to those shares that IBD has delivered to a secured lender to IBD, subject to compliance with and in accordance with the Pledge Agreement by IBD (provided IBD shall have provided to Lender, prior to the delivery of any PMG Shares to such other secured lender, a letter from such other secured lender to Lender in which such other secured lender agrees to deliver such PMG Shares to Lender upon the termination of such other secured lender’s lien as long as such PMG Shares remain pledged to Lender), (ii) on or before March 31, 2006 deliver to Lender 92,304 PMG Shares, less the PMG Shares pledged to the secured lender pursuant to clause (ii), in which shares Lender shall have a first priority security interest pursuant to the IBD Pledge Agreement.”

(q)

Section 11 of the Agreement is hereby amended and restated in its entirety to read as follows:

“11.

NOTICE.

All notice and other communications with respect to this Agreement shall be in writing and sent by ordinary or certified mai, nationally recognized overnight courier service or telecopy or delivered in person, and in the case of Lender shall be sent to it at 1500 Broadway, 17th floor, New York, New York 10036, Attention: Martin S Silver, Facsimile Number: (212) 806-5199, and in the case of Borrower shall be sent to it at 2200 S.W. 10th Street, Deerfiled Beach, Florida 33442, Attention: President, Facsimile Number: 954-726-3748, or to such other address as designated by such person by notice in accordance with this Section 11 All notices shall be deemed received upon actual receipt thereof or refusal of delivery.”

3.

Agreement to Forbear Defaults.

The Borrower acknowledges and agrees that it is in default under the Agreement to the following extent:

(a)

a default under Section 7(b) of the Agreement with respect to Borrower’s negative covenant regarding the creation of indebtedness as a result of the borrowing from Takeley Investments Ltd. on July 14, 2005 in the principal amount of $1,000,000, as described in IBD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(b)

a default under Section 7(c) of the Agreement with respect to Borrower’s negative covenant regarding the creation of liens with respect to the lien created in order to secure the Takeley Loan, as the lien is described in IBD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (which the parties hereto acknowledge is second to the liens created in favor of Lender under the Loan Documents);

(c)

defaults under Section 3(e)(ii) of the Agreement to the extent such failures to deliver payments to the Blocked Account occurred on or prior to November 15, 2005.

Subject to satisfaction of the conditions set forth in this Amendment, the Lender hereby agrees to forbear from exercising remedies solely with respect to the Events of Default by the Borrower caused solely by the foregoing (the “Existing Events of Default”). Such forbearance shall be effective until the earliest to occur of: (a) the occurrence of any Event of Default under the Agreement or any other Loan Document (other than the Existing Events of Default); (b) the failure of Borrower to comply with the terms and conditions of this Amendment, including any of Borrower’s undertakings set forth herein; or (c) the commencement of litigation or legal proceedings by Borrower against the Lender, or any of its Affiliates. Upon the termination of the Lenders’ forbearance hereunder, the Lender shall be entitled, in its sole and absolute discretion, to proceed to enforce any or all of its rights and remedies under or in respect of the Agreement or any of the Loan Documents and applicable law (all in accordance with the terms and conditions thereof).

4.

Effective Date of Amendment and Consent; Conditions Precedent and Conditions Subsequent.

This Amendment shall become effective (the “Amendment Effective Date”) when, and only when: (i) an officer of Lender shall have reviewed and approved this Amendment as being consistent with its internal authorization hereof; (ii) each of the following conditions precedent have been fulfilled to the satisfaction of Lender in its sole discretion:

(a) Borrower, PHSL, Media Billing, XTV, IBD and Lender shall have delivered to each other a fully executed counterpart of this Amendment;

(b) XTV shall have delivered to Lender a fully executed counterpart of a Guaranty Agreement and IBD shall have delivered to Lender a fully executed counterpart of an Amended and Restated Guaranty, each in form and substance satisfactory to Lender;

(c) IBD, XTV and Media Billing shall have each delivered to Lender a fully executed counterpart of a Pledge Agreement, each in form and substance satisfactory to Lender;

(d) Borrower shall have delivered to Lender the executed Amended and Restated Note;

(e) Gary Spaniak, Jr. and Steve Markley shall have each delivered to Lender a fully executed Validity Guaranty in form and substance satisfactory to Lender;

(f) IBD and XTV shall each have delivered to Lender five (5) stock powers executed in blank for the shares of Penthouse Media Group, Inc. and Interactive Television

Networks, Inc. pledged to Lender by IBD and XTV, respectively, under their respective Pledge Agreement;

(g) Borrower shall have delivered to Lender an irrevocable letters of direction (i) to Newman & Newman, P.C., as escrow agent, authorizing the delivery to Lender of all shares of class B non-voting common stock of Penthouse Media Group, Inc. held by such escrow agent when releasable from escrow to IBD provided however that Newman & Newman, P.C. may deliver 86,666 of such shares to counsel for CMI II, LLC pursuant to the Settlement Agreement described in Section 6(m) of the Agreement and (ii) to counsel for CMI II, LLC authorizing the delivery to Lender of all shares of class B non-voting common stock of Penthouse Media Group, Inc. held by such escrow agent when releasable from escrow to IBD pursuant to such Settlement Agreement;

(h) Borrower shall have delivered to Lender an irrevocable letter of direction to Grandon & Associates, as escrow agent, authorizing the delivery to Lender of all shares of common stock of Interactive Television Networks Inc. held by such escrow agent when releasable from escrow to XTV;

(i) Borrower shall have paid to Lender a non-refundable, upfront consent and extension fee in the amount of 1% of the Maximum Advance Commitment and a due diligence fee in the amount of 1% of the Maximum Advance Commitment, for an aggregate total of $120,000, which shall be considered to be earned in full on the date of this Amendment; and

(j) An opinion of Adorno & Yoss, LLP, acceptable to Lender as to the due authorization and valid, binding and enforceable effect of the Transaction Documents.

and (iii) all legal and other matters incident to the execution, delivery and performance of this Amendment and the documents and instruments contemplated hereby, and the transactions contemplated hereby, shall be satisfactory in form and substance to Lender. If all such conditions are not fulfilled on or prior to December 5, 2005, this Amendment shall be null and void.

5.

Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower, Media Billing, PHSL, XTV and IBD each hereby represents and warrants to Lender that (a) the recital clauses set forth in this Amendment are true, complete and correct in all respects and (b) after giving effect to the amendments set forth in Section 2, all representations and warranties contained in the Agreement and the other Loan Documents are true and correct in all material respects on the date hereof and are hereby considered to be remade as of the date hereof, (c) the execution and delivery by Borrower, Media Billing, PHSL, XTV and IBD of this Amendment, the Pledge Agreements by PHSL, XTV, Media Billing and IBD, and the Guarantees by Media Billing, PHSL, XTV and IBD did not, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require the approval of any governmental authority or any other Person (other than those approvals which have been obtained and remain effective), or violate any applicable law relating to such party or (ii) conflict with, result in a breach of or constitute a default under the organizational documents of Borrower, Media Billing, PHSL, XTV and IBD, or any indenture, agreement or other instrument to which such party is a party or by which it or any of its properties may be bound, (d) as of the date hereof and as of the Amendment Effective Date, no Default or Event of Default has occurred and is continuing, nor will any exist immediately after giving effect to this Amendment and the transactions contemplated thereby, and (e) the execution, delivery and performance by Borrower, Media Billing, PHSL, XTV and IBD of this Agreement, the Pledge Agreements by PHSL, IBD, Media Billing and XTV and the Guarantees by Media Billing, PHSL, XTV and IBD have been duly authorized by all necessary corporate and limited liability company and other action.

6.

Ratification and Enforceability of Loan Documents. By executing this Amendment, each of Borrower, Media Billing, PHSL, XTV and IBD hereby (a) ratifies, confirms and approves the Agreement and each of the other Loan Documents, each of which shall remain in full force and effect in accordance with their respective terms, as amended and expanded hereby, and (b) represents and warrants that the Agreement and the Loan Documents each constitutes the valid and legally binding obligation of Borrower, Media Billing, PHSL, XTV and IBD, as the case may be, enforceable in accordance with its terms. In addition, and without limiting the generality of the foregoing, by executing this Amendment, the Guarantors each expressly consent to the amendments effectuated herein and acknowledge and agree that the term “Guaranteed Obligations” under its unconditional Guarantee and any other Loan Document in favor of or with Lender shall extend to and include the Obligations of Borrower under the Agreement and the Loan Documents, as amended and extended hereby.

7.

Certain Acknowledgments and Agreements by Customer.

(a)

To induce Lender to agree to the terms of this Amendment, each of Borrower, Media Billing, PHSL, XTV and IBD represents and warrants that as of the date of its execution of this Amendment, there are no claims or offsets against, or rights of recoupment with respect to, or defenses or counterclaims to Borrower’s obligations (including, without limitation, the “Obligations”) under the Agreement or any of the other Loan Documents or Media Billing’s, PHSL’s, XTV’s or IBD’s Guaranteed Obligations, as defined in the Guarantees, and, in accordance therewith, each of Borrower, Media Billing, PHSL, XTV and IBD hereby waives any and all such claims, offsets, rights of recoupment, defenses or counterclaims, whether known or unknown, arising prior to the date of this Amendment, and releases and discharges Lender and its officers, directors, employees, agents, stockholders, affiliates and attorneys (collectively, the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which any of Borrower, Media Billing, PHSL, XTV and IBD, ever had or now has against any Released Party arising prior to the date hereof and from, arising out of, or relating to the Agreement, the Guarantees or any of the other Loan Documents.

(b)

PHSL acknowledges and agrees that the Agreement and its Guarantee, while executed by it as PHSL WORLDWIDE, LLC should have been, and was intended to have been, signed by it as PHSL WORLDWIDE, INC.

(c)

IBD, PHSL and Media Billing each acknowledge and agree that its respective Guaranty remains in full force and effect and extends to all Guaranteed Obligations, as such term is defined in each Guaranty and expanded based on the terms and conditions of this

Amendment with respect to, amongst other things, the increased Maximum Advance Commitment and the extended Termination Date.

(d)

PHSL acknowledges and agrees that its Pledge Agreement remains in full force and effect and extends to all Guaranteed Obligations, as such term is defined in the Pledge Agreement and the Guaranty Agreement of PHSL and expanded based on the terms and conditions of this Amendment with respect to, amongst other things, the increased Maximum Advance Commitment and the extended Termination Date.

8.

Miscellaneous.

(a)

The provisions of Sections 11 through 21 of the Agreement shall also pertain to this Amendment.

(b)

Except as expressly herein modified, the terms and conditions of the Agreement and the other Loan Documents shall remain in full force and effect.

(c)

Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

(d)

This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed an original signature hereto.

(signatures appear on next page)

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the date first above written.

IIG CAPITAL, LLC, as agent for

IIG TRADE OPPORTUNITIES FUND NV

By:

/s/ Martin Silver

Name: Martin S. Silver

Title: Manager

INTERNET BILLING COMPANY, LLC

By:

/s/ Steve Markley

Name: Steve Markley

Title: Managing Member

AGREED

PHSL WORLDWIDE, INC.

By:

Name:

Title:

MEDIA BILLING, LLC

By:

/s/ Steve Markley

Name: Steve Markley

Title: Managing Member

INTERACTIVE BRAND DEVELOPMENT, INC.

By:

/s/ Gary Spaniak, Jr.

Name: Gary Spaniak Jr.

Title: President

XTV INVESTMENTS LLC

By:

/s/ Steve Markley

Name: Steve Markley

Title: Managing Member